Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Dealer Services Business of Automatic Data Processing, Inc. (the “Company”) dated September 5, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the inclusion of expense allocations for certain corporate functions historically provided by Automatic Data Processing, Inc.), appearing in the Amendment No. 5 to Form 10 of CDK Global Holdings, LLC.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 1, 2014